MasterBrand Reports First Quarter 2026 Financial Results

•Net sales decreased 6.4% year-over-year to $618.0 million
•Net (loss) income margin decreased 450 basis points year-over-year to (2.5)%
•Adjusted EBITDA margin1 decreased 570 basis points year-over-year to 4.5%
•Diluted (loss) earnings per share were $(0.12), compared to $0.10 in the prior year period, adjusted diluted earnings per share1 were $0.06, compared to $0.18 in the prior year period
•Company provides second quarter 2026 financial outlook

BEACHWOOD, Ohio.--(BUSINESS WIRE)--May 5, 2026-- MasterBrand, Inc. (NYSE: MBC, the “Company,” or “MasterBrand”), the largest residential cabinet manufacturer in North America, today announced first quarter 2026 financial results.

“Our first quarter results reflect our disciplined focus on our near-term priorities. We delivered performance in line with our outlook while managing cost pressures and navigating an uncertain macroeconomic environment that continued to weigh on demand,” said Dave Banyard, President and Chief Executive Officer. "We anticipate our pending combination with American Woodmark to close in the second calendar quarter of 2026, and we remain confident that we are building the right strategic and financial foundation to position MasterBrand for future growth as demand recovers."

First Quarter 2026
Net sales were $618.0 million, a decrease of 6.4% compared to the first quarter of 2025, following a mid-single-digit market decline and a slower pace of housing completions.

Gross profit was $156.6 million, compared to $202.2 million in the prior year. Gross profit margin decreased 530 basis points to 25.3% on lower volume and the related unfavorable fixed cost leverage and unfavorable product mix. Material, personnel and utility inflation, combined with the impact of tariffs, contributed to overall margin pressure. These headwinds were partially offset by continuous improvement initiatives and targeted tariff mitigation actions.

Gross tariff costs were approximately $25 million in the first quarter, and mitigation plans continue to progress.

Net (loss) income was $(15.4) million, compared to $13.3 million in the first quarter of 2025, and net (loss) income margin was (2.5)%, compared to net income margin of 2.0% in the prior year, as a result of lower gross profit and higher deal-related SG&A expenses, partially offset by the initial benefits of cost actions taken in the quarter.

Adjusted EBITDA1 was $28.0 million, compared to $67.1 million in the first quarter of 2025. Adjusted EBITDA margin1 decreased 570 basis points to 4.5%, compared to 10.2% in the prior year, driven by lower volume and the related unfavorable fixed cost leverage, unfavorable mix, inflation and tariffs, partially offset by continuous improvement efforts net of inflation, cost actions implemented in the quarter and tariff mitigation efforts.

Diluted (loss) earnings per share were $(0.12) compared to $0.10 in the first quarter of 2025. Adjusted diluted earnings per share1 were $0.06 compared to $0.18 in the first quarter of 2025.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
As of March 29, 2026, the Company had $138.4 million in cash and $332.3 million of availability under its revolving credit facility. Additionally, total debt was $1,084.9 million, net debt1 was $946.5 million and the ratio of net debt to adjusted EBITDA1 from the most recent trailing twelve months was 3.7x. During the quarter, the Company proactively amended its credit agreement to preserve financial flexibility as it navigates near-term macroeconomic headwinds while continuing to meet all debt obligations.

Net cash used in operating activities was $(133.0) million for the thirteen weeks ended March 29, 2026, compared to $(31.4) million for the thirteen weeks ended March 30, 2025. Free cash flow1 was $(146.2) million for the thirteen weeks ended March 29, 2026, compared to $(41.2) million for the thirteen weeks ended March 30, 2025. The declines in net cash provided by operating activities and free cash flow were driven by lower net income versus the prior year, less favorable movements in working capital and an increase in our income tax receivable.

No share repurchases were made during the first quarter of 2026. The Company is restricted from repurchasing shares under its merger agreement with American Woodmark until the close of the merger.

Second Quarter 2026 Financial Outlook
For the second quarter of 2026, the Company expects the following:

•Net sales year-over-year decrease of mid-single-digit to high-single-digit percentage
•Adjusted EBITDA1,2 in the range of $51 to $61 million, with related adjusted EBITDA margin1,2 in the range of 7.8% to 8.8%
•Adjusted diluted earnings per share1,2 in the range of $0.03 to $0.13

Adjusted diluted earnings per share1 guidance for the quarter reflects a higher-than-normal degree of uncertainty due to potential variability in the effective tax rate. This is driven by low pre-tax income, which amplifies the impact of non-deductible deal-related expenses relating to the pending merger with American Woodmark, as well as other potential discrete tax items. As a result, the actual effective tax rate and adjusted diluted earnings per share1 may differ materially from the guidance provided.

For full year 2026, MasterBrand is reiterating its expectation that its addressable market will be down mid-single digits. The Company also continues to expect the following:

•Gross tariff costs of approximately 5-6% of 2026 net sales
•Interest expense to be flat to down year-over-year
•Free cash flow1 to be in excess of 2026 net income

The Company is not reiterating its prior outlook for effective tax rate improvement for the full year of 2026. MasterBrand now expects its full year 2026 effective tax rate to be elevated relative to the prior year, primarily reflecting the impact of non-deductible deal-related expenses associated with the pending merger with American Woodmark.

1 - See "Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
2 - We have not provided a reconciliation of our fiscal second quarter 2026 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and which may be excluded from adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

This financial outlook only reflects the impact of those tariffs in effect as of the date of this release and does not reflect any other potential tariffs or tariff-related impacts on company costs or end market demand. The Company believes the dynamic nature of the tariffs, specifically the uncertainty of implementation, potential timing and duration, limits the usefulness of estimating this information. MasterBrand undertakes no obligation to update this outlook as circumstances evolve. Additionally, this outlook does not reflect any anticipated financial benefits from the pending merger with American Woodmark, nor does it include expected transaction or integration-related costs.

"While first quarter results reflect the challenging demand and cost environment we are navigating, our operational actions are progressing as planned," said Andi Simon, Executive Vice President and Chief Financial Officer. "Continuous improvement efforts contributed meaningfully to the quarter, our tariff mitigation actions are taking hold, and we took decisive action to implement our $30 million cost reduction initiative. We expect the financial benefit of these cost actions to build through the remainder of the year, with the majority weighted to the second half."

Conference Call Details
The Company will hold a live conference call and webcast at 4:30 p.m. ET today, May 5, 2026, to discuss the financial results and business outlook. Telephone access to the live call will be available at (877) 407-4019 (U.S.) or by dialing +1 (201) 689-8337 (international). The live audio webcast can be accessed on the “Investors” section of the MasterBrand website www.masterbrand.com.

A telephone replay will be available approximately one hour following completion of the call through May 19, 2026. To access the replay, please dial (877) 660-6853 (U.S.) or +1 (201) 612-7415 (international). The replay passcode is 13759256. An archived webcast of the conference call will also be available on the "Investors" page of the Company's website.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) in this earnings release, certain non-GAAP financial measures as defined under SEC rules have been included. It is our intent to provide non-GAAP financial information to enhance understanding of our financial information as prepared in accordance with GAAP. Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with GAAP. Our methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.

We use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share (“adjusted diluted EPS”), free cash flow, net debt, and net debt to adjusted EBITDA, which are all non-GAAP financial measures. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the performance of our business based on income before income taxes, but also look to EBITDA as a performance evaluation measure because interest expense is related to corporate functions, as opposed to operations. For that reason, we believe EBITDA is a useful metric to investors in evaluating our operating results. Adjusted EBITDA is calculated by removing the impact of non-operational results and special items from EBITDA. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales. Adjusted net income is calculated by removing the impact of non-operational results, including non-cash amortization expense, which is not deemed to be indicative of the results of current or future operations, and special items from net income. Adjusted net income margin is calculated as adjusted net income divided by net sales. Adjusted diluted EPS is a measure of our diluted earnings per share excluding non-operational results and special items. We believe these non-GAAP measures are useful to investors as they are representative of our core operations and are used in the management of our business, including decisions concerning the allocation of resources and assessment of performance.

Free cash flow is defined as cash flow from operations less capital expenditures. We believe that free cash flow is a useful measure to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of our business strategy, and is used in the management of our business, including decisions concerning the allocation of resources and assessment of performance. Net debt is defined as total balance sheet debt less cash and cash equivalents. We believe this measure is useful to investors as it provides a measure to compare debt less cash and cash equivalents across periods on a consistent basis. Net debt to adjusted EBITDA is calculated by dividing net debt by the trailing twelve months adjusted EBITDA. Net debt to adjusted EBITDA is used by management to assess our financial leverage and ability to service our debt obligations.

As required by SEC rules, detailed reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measure are included in the financial statement section of this earnings release. We have not provided a reconciliation of our fiscal second quarter 2026 adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS guidance because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, including restructuring and other charges, which are excluded from adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort. Forward-looking non-GAAP measures are estimated consistent with the relevant definitions and assumptions used for historical non-GAAP measures.

About MasterBrand:
MasterBrand, Inc. (NYSE: MBC) is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. Delivered through our exceptional distribution network, MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. Additional information can be found at www.masterbrand.com.

Forward-Looking Statements:
Certain statements contained in this Press Release, other than purely historical information, including, but not limited to estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated in such statements. These factors include those listed under “Risk Factors” in Part I, Item 1A of our Form 10-K for the fiscal year ended December 28, 2025, Part II, Item 1A of our subsequent Forms 10-Q and other filings with the SEC.

The forward-looking statements included in this document are made as of the date of this Press Release and, except pursuant to any obligations to disclose material information under the federal securities laws, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this Press Release.

Some of the important factors that could cause our actual results to differ materially from those projected in any such forward-looking statements include:

•Our ability to develop and expand our business;
•Our ability to develop new products or respond to changing consumer preferences and purchasing practices;
•Our anticipated financial resources and capital spending;
•Our ability to manage costs;
•Our ability to effectively manage manufacturing operations and capacity, or an inability to maintain the quality of our products;
•The impact of our dependence on third parties to source raw materials and our ability to obtain raw materials in a timely manner or fluctuations in raw material costs;
•Our ability to accurately price our products;
•Our projections of future performance, including future revenues, capital expenditures, gross margins, and cash flows;
•The effects of competition;
•Costs of complying with evolving tax and other regulatory requirements and the effect of actual or alleged violations of tax, environmental or other laws;
•The effect of climate change and unpredictable seasonal and weather factors;
•Conditions in the housing market in the United States, Canada and Mexico;
•The expected strength of our existing customers and consumers and any loss or reduction in business from one or more of our key customers or increased buying power of large customers;
•Information systems interruptions or intrusions or the unauthorized release of confidential information concerning customers, employees, or other third parties;
•Worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis, including risks associated with uncertain trade environments, changes to U.S. tariff policy and retaliatory tariffs imposed by other countries;
•The effects of a public health crisis or other unexpected event;
•Changes in the anticipated timing for closing the combination of MasterBrand with American Woodmark (the “Transaction”);
•Delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the Transaction;
•The outcome of any legal proceedings that may be instituted against MasterBrand or American Woodmark following the announcement of the Transaction;
•The inability to complete the Transaction;
•The inability to recognize, or delays in obtaining, anticipated benefits of the Transaction, including synergies, which may be affected by, among other things, competition, the ability of the combined company to integrate operations in a successful manner and in the expected time period, grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;
•The impact of our current and any additional future debt obligations on our business, current and future operations, profitability and our ability to meet other obligations;
•Business disruption during the pendency of or following the Transaction;
•Diversion of management time on Transaction-related issues;
•The reaction of customers and other persons to the Transaction; and
•Other statements contained in this Press Release regarding items that are not historical facts or that involve predictions.

Investor Relations
Investorrelations@masterbrand.com

Media Contact
Media@masterbrand.com

Source: MasterBrand, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)

	13 Weeks Ended
(U.S. Dollars presented in millions, except per share amounts)	March 29, 2026	March 30, 2025
NET SALES	$618.0	$660.3
Cost of products sold	461.4	458.1
GROSS PROFIT	156.6	202.2
Gross Profit Margin	25.3%	30.6%
Selling, general and administrative expenses	155.9	154.0
Amortization of intangible assets	6.4	6.4
Restructuring charges	12.8	4.7
OPERATING (LOSS) INCOME	(18.5)	37.1
Interest expense	18.4	19.4
Other (income) expense, net	(0.8)	0.4
(LOSS) INCOME BEFORE TAXES	(36.1)	17.3
Income tax (benefit) expense	(20.7)	4.0
NET (LOSS) INCOME	$(15.4)	$13.3
Average Number of Shares of Common Stock Outstanding
Basic	127.5	127.5
Diluted	127.5	130.7
(Loss) Earnings Per Common Share
Basic	$(0.12)	$0.10
Diluted	$(0.12)	$0.10

SUPPLEMENTAL INFORMATION
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	March 29,	March 30,
(U.S. Dollars presented in millions, except per share amounts and percentages)	2026	2025
1. Reconciliation of Net (Loss) Income to EBITDA to Adjusted EBITDA
Net (Loss) Income (GAAP)	$(15.4)	$13.3
Interest expense	18.4	19.4
Income tax (benefit) expense	(20.7)	4.0
Depreciation expense	16.3	16.4
Amortization expense	6.4	6.4
EBITDA (Non-GAAP Measure)	$5.0	$59.5
[1] Restructuring charges	12.8	4.7
[2] Restructuring-related charges	5.1	1.0
[3] Acquisition-related costs	5.6	1.6
[4] Insurance recoveries	(0.5)	—
[5] Recognition of pension settlement charge	—	0.3
Adjusted EBITDA (Non-GAAP Measure)	$28.0	$67.1

2. Reconciliation of Net (Loss) Income to Adjusted Net Income
Net (Loss) Income (GAAP)	$(15.4)	$13.3
[1] Restructuring charges	12.8	4.7
[2] Restructuring-related charges	5.1	1.0
[3] Acquisition-related costs	5.6	1.6
[4] Insurance recoveries	(0.5)	—
[5] Recognition of pension settlement charge	—	0.3
[6] Amortization expense	6.4	6.4
[7] Income tax impact of adjustments	(6.0)	(3.5)
Adjusted Net Income (Non-GAAP Measure)	$8.0	$23.8

3. (Loss) Earnings per Share Summary
Diluted (Loss) Earnings Per Share (GAAP)	$(0.12)	$0.10
Impact of adjustments	$0.18	$0.08
Adjusted Diluted Earnings Per Share (Non-GAAP Measure)	$0.06	$0.18

Weighted average diluted shares outstanding	127.5	130.7

4. Profit Margins
Net Sales (GAAP)	$618.0	$660.3
Net (Loss) Income margin percentage (GAAP)	(2.5)%	2.0%
Adjusted Net Income margin percentage (Non-GAAP Measure)	1.3%	3.6%
Adjusted EBITDA margin percentage (Non-GAAP Measure)	4.5%	10.2%

TICK LEGEND:

[1] Restructuring charges are nonrecurring costs incurred to implement significant cost reduction initiatives and may consist of workforce reduction costs, facility closure costs, cessation of operations and other costs to maintain certain facilities where operations have ceased, but which we are still responsible for. The restructuring charges for all periods presented primarily include costs related to workforce reductions, lease abandonment and asset disposals for facilities that have been closed, but not yet sold. During the thirteen weeks ended March 29, 2026, the Company implemented a voluntary and involuntary separation program to reduce overall headcount, primarily in our corporate functions. As a result of the workforce reduction, the Company recorded $8.1 million of one-time termination benefits during the thirteen weeks ended March 29, 2026.

[2] Restructuring-related charges are expenses directly related to restructuring initiatives that do not represent normal, recurring expenses necessary to operate the business, but cannot be reported as restructuring under GAAP. The restructuring-related charges for all periods presented primarily include losses on disposal of inventories from exiting product lines, losses on the sale of facilities closed as a result of restructuring actions and costs resulting from the redeployment of equipment within the manufacturing footprint.

[3] Acquisition-related costs are transaction and integration costs, including legal, accounting and other professional fees, severance, stock-based compensation and other integration related costs. These charges are primarily recorded within selling, general and administrative expenses within the Condensed Consolidated Statements of Income. Acquisition-related costs are significantly impacted by the timing and complexity of the underlying acquisition related activities and are not indicative of the Company’s ongoing operating performance. The acquisition-related costs incurred in the thirteen weeks ended March 30, 2025 are associated with the acquisition of Supreme Cabinetry Brands, Inc., which was announced in the second quarter of fiscal 2024 and closed early in the third quarter of fiscal 2024. The acquisition-related costs in the thirteen weeks ended March 29, 2026 are primarily associated with the pending acquisition of American Woodmark, which is expected to close in the second calendar quarter of 2026. Costs for both acquisitions are comprised primarily of professional fees.

Certain of the acquisition-related costs incurred are deemed non-deductible for U.S. tax purposes. The tax impact of these non-deductible acquisition-related costs was $1.4 million for the thirteen weeks ended March 29, 2026. For the thirteen weeks ended March 30, 2025, all acquisition-related costs were deductible. These items are not deemed indicative of ongoing operations and have been excluded from the income tax impact of adjustments for the relevant periods.

[4] Recoveries related to insurance claims are excluded as they are not deemed indicative of future operations. The amount recognized in the thirteen weeks ended March 29, 2026 related to recoveries of costs from insurable events that occurred within the manufacturing footprint in 2025. We are still pursuing insurance recoveries and any additional funds received will be deducted from Adjusted EBITDA in future periods.

[5] We exclude the impact of actuarial gains and losses related to our U.S. defined benefit pension plan as they are not deemed indicative of future operations. In 2024, the Company made the decision to terminate our defined benefit pension plan. During the thirteen weeks ended March 30, 2025, the Company recognized a settlement charge of $0.3 million related to the final valuation of the pension plan.

[6] We add back amortization of intangible assets in calculating adjusted net income and adjusted diluted EPS for all periods presented. Non-cash amortization expenses are not indicative of the Company’s ongoing operations.

[7] In calculating adjusted net income, the tax effects of each of the adjustments described in Items [1] through [6] above have been reflected using an estimated annual effective income tax rate of 25.0 percent, which includes the impact of recurring permanent differences and state income taxes, but excludes discrete items. Discrete income tax items are adjusted in the period they are identified and may include, but are not limited to, changes in uncertain tax positions, return-to-provision adjustments, the tax effects of certain stock-based compensation, and changes in valuation allowances on deferred tax assets. Management believes this approach provides investors with a clearer understanding of the income tax provision and the estimated annual effective income tax rate applicable to the Company’s ongoing operations.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 29,	March 30,
(U.S. Dollars presented in millions)	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$138.4	$113.5
Accounts receivable, net	217.7	221.1
Inventories	271.7	288.7
Other current assets	107.1	65.8
TOTAL CURRENT ASSETS	734.9	689.1
Property, plant and equipment, net	494.0	476.2
Operating lease right-of-use assets, net	182.7	63.0
Goodwill	1,127.1	1,126.1
Other intangible assets, net	540.8	565.3
Other assets	37.2	36.1
TOTAL ASSETS	$3,116.7	$2,955.8
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$175.1	$182.4
Current operating lease liabilities	24.3	19.2
Other current liabilities	154.5	160.9
TOTAL CURRENT LIABILITIES	353.9	362.5
Long-term debt	1,084.9	1,058.2
Deferred income taxes	166.4	157.5
Other postretirement plan liabilities	3.8	3.6
Operating lease liabilities	171.1	52.2
Other non-current liabilities	16.1	15.1
TOTAL LIABILITIES	1,796.2	1,649.1
Stockholders' equity	1,320.5	1,306.7
TOTAL EQUITY	1,320.5	1,306.7
TOTAL LIABILITIES AND EQUITY	$3,116.7	$2,955.8

Reconciliation of Net Debt to Adjusted EBITDA
Long-term debt	$1,084.9	$1,058.2
Less: Cash and cash equivalents	(138.4)	(113.5)
Net Debt	$946.5	$944.7
Adjusted EBITDA for Prior Fiscal Year	298.2	363.6
Less: Prior Period Adjusted EBITDA	(67.1)	(79.4)
Plus: Current Period Adjusted EBITDA	28.0	67.1
Adjusted EBITDA (trailing twelve months)	$259.1	$351.3
Net Debt to Adjusted EBITDA	3.7x	2.7x

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	March 29,	March 30,
(U.S. Dollars presented in millions)	2026	2025
OPERATING ACTIVITIES
Net (loss) income	$(15.4)	$13.3
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	16.3	16.4
Amortization of intangibles	6.4	6.4
Restructuring charges, net of cash payments	5.8	3.1
Amortization of finance fees	0.7	0.7
Stock-based compensation	4.3	5.1
Recognition of pension settlement charge	—	0.3
Changes in operating assets and liabilities:
Accounts receivable	(67.6)	(30.0)
Inventories	(2.8)	(12.2)
Other current assets	(17.2)	5.9
Accounts payable	(24.6)	(0.1)
Accrued expenses and other current liabilities	(39.4)	(38.0)
Other items	0.5	(2.3)
NET CASH USED IN OPERATING ACTIVITIES	(133.0)	(31.4)
INVESTING ACTIVITIES
Capital expenditures	(13.2)	(9.8)
Proceeds from the disposition of assets	0.2	—
NET CASH USED IN INVESTING ACTIVITIES	(13.0)	(9.8)
FINANCING ACTIVITIES
Proceeds from revolving credit facility borrowings	150.0	95.0
Repayment of revolving credit facility borrowings	(40.0)	(45.0)
Payment of financing fees	(1.0)	—
Repurchase of common stock	—	(11.4)
Payments of employee taxes withheld from share-based awards	(6.7)	(4.5)
Other items	(0.7)	(0.6)
NET CASH PROVIDED BY FINANCING ACTIVITIES	101.6	33.5
Effect of foreign exchange rate changes on cash, cash equivalents, and restricted cash	(1.1)	0.2
NET DECREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	$(45.5)	$(7.5)
Cash, cash equivalents, and restricted cash at beginning of period	$183.9	$121.6
Cash, cash equivalents, and restricted cash at end of period	$138.4	$114.1

Cash and cash equivalents	$138.4	$113.5
Restricted cash included in other assets	—	0.6
Total cash, cash equivalents and restricted cash	$138.4	$114.1

Reconciliation of Free Cash Flow
Net cash used in operating activities	$(133.0)	$(31.4)
Less: Capital expenditures	(13.2)	(9.8)
Free cash flow	$(146.2)	$(41.2)